Exhibit 10.12

LEASE AMENDMENT NO. 1

THIS LEASE AMENDMENT NO.1 is made this 13th day of September 2007 by and between 117th Investors, LLC, a Kansas Limited Liability company as (Lessor) and ICOP Digital, Inc. a Colorado Corporation, as (Lessee).

WHEREAS, the parties hereto entered into a Lease Agreement dated February 22, 2007 covering the leased Premises commonly known as 15028 W. 117th Street, Olathe, Kansas, upon the terms and conditions therein set forth, and

WHEREAS, the parties hereto, desire to amend and modify said Lease,

NOW, THEREFORE, in consideration of the mutual covenants of the respective parties hereto, it is hereby agreed that the Lessee shall increase its Leased Premises to include the adjacent space 15024 W. 117th St.

1.	Lease Term. Lease term shall be for Two (2) years Seven (7) months commencing December 1, 2007 and expiring June 30, 2010.

2.	Base Rent. Is hereby amended to state that base rent beginning on December 1, 2007 is: Five Thousand Ninety 37/100 Dollars ($5,090.37).

3.	Broker Commission. Owner will pay Broker a commission representing Three (3%) percent of the total net base rent payments over the term of the lease not to exceed 5 years. Commission is to be paid upon occupancy to Fishman & Company in the amount of $1,703.80.

4.	Renewal Option. Provided Tenant is not in default hereunder and has not been late in paying rent more than two times in any one year, Tenant shall have a first option to renew this lease for an additional term of three (3) years. The rental rate shall be the then current rate. Tenant may exercise such option by giving Landlord written notice thereof not less than 90 days prior to expiration.

5.	Improvement Rent. Is hereby agreed that Tenant shall pay for all requested improvements totally $47,451.31(listed below) at a monthly rate of One Thousand Four Hundred Eighty Two 85/100 Dollars ($1,482.85) over the term of the lease. To be paid in full at the expiration of this Amendment No. 1.

6.	Tenant Improvements. Landlord shall complete the following improvements at Landlord’s sole cost and expense as noted below:

a.	Landlord will finish and install carpet tile to match as closing as possible to Queen Commercial Carpet (Viewpoint) #57751 Assessment.

b.	Landlord shall paint in all of the new office areas as shown on the plan provided with Tenant’s choice of color.

c.	Landlord will remove one (1) wall of the existing front office.

d.	Landlord will open a new 4’ cased opening between 15028 & 15024 see attached drawing.

e	Landlord will install a new acoustical ceiling to 9’ and install 2 x 4 lighting in office are.

f.	Landlord will provide and install two (2) new HVAC units for the office area.

g.	Landlord shall construct a new mechanical room located at the rear of the space to house the new HVAC equipment and enclose the existing HVAC equipment and electrical panel located against the existing bathroom.

h.	Landlord excludes the costs of the electrical outlets for the office area and Tenant will be responsible for those costs once complete.

ALL OTHER TERMS, conditions and provisions of the original Lease Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

LESSOR
117th Investor, LLC a Kansas Limited Liability Company

BY:
Jerry S. Dean

ITS:	Managing Member

LESSEE:
ICOP Digital Inc. a Colorado Corporation

BY:

ITS:	Chairman/CEO